Transport America

Annual Report 2003

STATES
Atlanta
Savannah
Jacksonville
Miami
HAVANA
CUBA
60
NE
30
N
330

20 YEARS

THE ROAD TO

EXCELLENCE

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Transport America
Annual Report 2003

THE ROAD TO
EXCELLENCE

20 Years

Transport America is committed to becoming the most successful provider of the highest quality transportation and logistic services in North America. Our success will be measured by our ability to make all of our customers successful. For those who trust us with their products, we will supply services that surpass their expectations and those of their customers. For those who perform the work, we will provide a work environment that exceeds their needs and those of their families. For those who invest their future in us, we will strive to maintain a superior level of financial performance and strength.

Financial Highlights

Years ended December 31,	2003	2002	2001

In thousands, except for share, per share amounts and operating data
Operating revenues	259,859	273,227	274,589
Operating income (loss)	4,360	(920)	6,963
Net earnings (loss)	(1,079)	(20,350)	(352)
Earnings (loss) per share - diluted	0.01	(0.50)	(0.05)
(before cumulative effect of
change in accounting principle)
Earnings (loss) per share - diluted	(0.15)	(2.81)	(0.05)
Shares outstanding, at end of period	7,141,730	7,219,831	7,203,185
Book value per share	8.22	8.34	11.17
Tangible book value per share(1)	8.22	8.34	8.85
Operating ratio	98.3%	100.3%	97.5%
Total assets	165,245	181,875	231,396
Total debt and capital lease obligations	54,920	69,483	92,451
Stockholders' equity	58,701	60,222	80,447
Debt-to-equity ratio	0.94	1.20	1.15
Debt-to-tangible-equity ratio(1)	0.94	1.20	1.50
Tractors at end of period,
Company-owned	1,000	1,057	1,266
Tractors at end of period,
independent contractors	713	836	724
Trailers at end of period	4,974	5,436	5,890

(1)	Calculated using total equity less intangible assets, net of deferred tax benefit.

(2)	Includes $13 million synthetic lease obligation in 1999, 2000, 2001 and 2002. Includes $20.3 million Put option obligation in 1999.

(3)	Excludes fuel-surcharge revenue.

Revenue Per
Non-Driver Employee

99	$561,806
00	$549,142
01	$555,380
02	$592,577
03	$628,299

Outstanding Debt and Other
Obligations(2)

99	$154,273
00	$131,519
01	$105,451
02	$ 82,483
03	$ 54,920

Revenue Per Tractor
Per Week(3)

99	$2,678
00	$2,633
01	$2,568
02	$2,714
03	$2,726

The Road to Excellence

The road to long-term success requires an effective road map - a clear strategic direction and steady progress toward it. After two years of retooling and streamlining our infrastructure, Transport America is now routed to successfully go the distance in our highly competitive industry.

While 2003 was a challenging year, both for the industry and for Transport America, which had to rebound from the loss of its largest customer, we weathered the challenges while making the internal adjustments that will optimize our ability to compete in the improving industry climate we now face.

Although Transport America's 2003 fiscal year revenue of $258.9 million was below 2002's $273.2 million, other indicators, such as average revenue per tractor per week, and revenue per non-driver employee improved in 2003, thanks to a series of improvements we undertook during the year as described below. Earnings before cumulative effect of changes in accounting principles were $74,000 in 2003, or $0.01 per diluted share, which compared to a loss, before cumulative effect of change in accounting principles, of $3,656,000, or $0.50 per diluted share, in 2002. Net loss for the year, including the cumulative effect of changes in accounting principles, was $1,079,000, or $0.15 per diluted share, compared to a net loss of $20,350,000, or $2.81 per diluted share, in 2002.

The decrease in revenue for 2003 was directly attributable to unseated tractor capacity, a result of the nationwide driver shortage, not lack of freight. Had we been able to seat the same number of trucks in 2003 as in 2002, our revenue would have been at least comparable to the previous year's performance.

Transport America's continued focus on three strategic priorities, Profitable Growth, Operational Excellence and Organizational Excellence, resulted in a number of significant achievements during 2003:

•	We completed a major restructuring of our support centers, including the closing of one facility and a portion of another, and rolled out a new tracking system to improve and standardize maintenance. Formerly cost centers, our support centers will become revenue contributors, providing maintenance to owner/operators as well as Company-owned trucks. Our Clarksville, Ind., support center was sold at a profit during 2003. The restructuring resulted in the elimination of nearly 35 staff positions and annualized savings of more than $800,000.

•	Our focus on building network density and eliminating unprofitable lanes accelerated in 2003, with the result that we increased the percentage of freight in our core area by 2 percentage points. By targeting new and existing customers in that core area, we will continue to enhance profitability while diversifying our customer mix. We are currently utilizing our leading-edge profitability-analysis software to prepare lane-density reports for our top 50 customers to help us develop mutually beneficial freight scenarios.

•	Transport America continued to streamline its fleet in 2003, selling 400 trailers to bring our total fleet to approximately 5,000, down from a high of 6,000 in 2001.

•	We also continued to improve the utilization of our assets. Our deadhead, or empty miles, for the year was 10.3 percent, down from 11.5 percent in 2002. At the same time, we were able to increase our rates. While the 2003 annual rate per loaded mile was consistent with last year, our fourth-quarter 2003 exit rate per loaded mile was $1.44, compared to $1.39 in the fourth quarter of 2002. In addition, revenue per seated tractor per week rose to $2,842 in 2003, up from $2,822 in 2002.

•	Transport America continued its commitment to using cash flow as a tool for debt reduction, paring the Company's total outstanding debt at year-end 2003 to $54.9 million, down from $69.5 million the previous year. This ongoing effort, combined with the late 2003 restructuring of the lease arrangement on our headquarters facility, has resulted in the reduction of $104 million in outstanding debt and other obligations since March 2000.

•	Transport America continued to reduce costs throughout the organization. Our efforts resulted in a significant increase in our revenue per non-driver employee, which was $628,000 for 2003, up from $593,000 in 2002. Contributing to this improvement was a program we initiated in 2003, the Nickel Challenge, that challenged all levels of the organization to identify and eliminate $.05 in costs per mile, or $10 million, from our 2002 spending levels. We successfully met and exceeded that goal, resulting in $10.3 million in savings on an annualized basis, and plan to institutionalize the Nickel Challenge program in 2004 and beyond.

•	Our efforts at enhancing Transport America's organizational excellence took a major step forward in 2003. We completed the rebuilding of our management team, upgrading our industry depth and expertise in several key areas, including sales, maintenance, fleet management and risk management. Our Management By Objective initiative is now in place throughout the organization.

Transport America's continued focus on three strategic
priorities, Profitable Growth, Operational Excellence
and Organizational Excellence, resulted in a number
of significant achievements during 2003.

•	Our on-time delivery performance for our total customer base, already excellent, continued to improve in 2003, rising from 98.2 percent in 2002 to 98.3 percent. This exceptional performance resulted in our receiving several prestigious Carrier of the Year and regional awards from core customers.

•	Transport America continues to be a safety leader in the industry. Our diligence in this area recently was underscored by the Company's receipt of the Safety Improvement Award from the American Trucking Association. To further enhance our safety record, we instituted a new driver training module, available at all of our service centers, in 2003. This new training initiative ensures that consistent, optimal instruction is accessible to all our drivers, and allows us to better monitor the results.

Despite our excellent safety record, some persistent issues remain in the areas of risk management and claims. Our insurance rates increased again in 2003, an industry issue that does not appear to be abating. In addition, we again experienced an increase in historic accident claim costs that exceeded our expectations. As a result, we increased our accident and freight claim reserves by $1.9 million and our workers' compensation reserves by $0.6 million to better reflect escalating claims and settlement costs. We are making every effort to improve in this area, including the 2003 hiring of a new claims manager to bring a more aggressive and proactive approach to settling claims.

As we look to 2004, we are confident that we are well-positioned to return to consistent profitable performance. We finished 2003 with two consecutive profitable quarters excluding the impact of the cumulative effect of changes in accounting principles. We reversed a decline in our revenue per mile, and we have added a number of new customers, including several prestigious Fortune 500 companies, as well as developed new business opportunities with many of our existing customers.

To capitalize on those efforts, we will focus aggressively on improving our seated tractor capacity. To that end, we recently announced an increase in driver compensation that positions us very favorably in the industry and will enhance our ability to attract and retain our driver base. We also announced a new recruiting partnership with Vincennes University, a community college in Indiana, and the Indiana National Guard that will result in our hiring 50 drivers from their training program. We will evaluate this partnership and its success with an eye to possibly expanding the program in 2004.

The Revised Hours-of-Service Regulations, enacted early this year by the U.S. Department of Transportation's Federal Motor Carrier Safety Administration, bring a new challenge to our industry. The new regulations, under which freight-detention and layover time are counted toward driving hours, may negatively impact overall carrier productivity by 5 percent, according to industry estimates. Transport America has been extremely proactive in its response to this new challenge. We immediately announced an Hours-of-Service Protection Plan for our drivers, which will help us maintain our status as a preferred carrier. At the same time, we initiated a major customer-education initiative, including the negotiation of new contract addendums with the majority of our top 60 customers to ensure that we are compensated for inefficiencies associated with their freight lanes. An automatic detention billing plan already has been implemented to accurately capture costs. Transport America's superior information technology resources give us a competitive advantage in meeting this challenge, because we have valuable data, and many of our customers are relying on us to help them deal with this transition. We will be monitoring our data closely during 2004 to detect any emerging productivity issues related to these new federal Hours-of-Service Regulations.

In summary, we are extremely pleased with the changes we have made in the business over the last two years. We are confident of our ability to perform competitively in the years ahead. We believe that 2004, which marks our Company's 20th anniversary, will be a successful year for Transport America.

/s/ Mike
Michael J. Paxton
Chairman, President and Chief Executive Officer

Board of Directors

Michael J. Paxton – Chairman of the Board
   Chairman, President and Chief Executive Officer,
  Transport Corporation of America, Inc.

Anton J. Christianson – Director
  Chairman, Cherry Tree Companies
  Minneapolis, Minnesota

William P. Murnane – Director
  Chief Executive Officer, Innovex, Inc.
  Minneapolis, Minnesota

Kenneth J. Roering – Director
  Professor of Marketing, Carlson School of Management,
  University of Minnesota,
  Minneapolis, Minnesota

William D. Slattery – Director
  President, Shamrock Business Group, Inc.
  Minneapolis, Minnesota

Corporate Officers

Michael J. Paxton – Chairman, President and
  Chief Executive Officer

Keith R. Klein – Chief Financial Officer and
  Chief Information Officer

Craig A. Coyan – Vice President of Sales
  and Marketing

Ronald C. Kipp – Vice President of Operations

Christopher R. Licht – Vice President of Safety and
  Risk Management

Corporate Headquarters

Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, Minnesota 55121
(651) 686-2500

Independent Auditors

KPMG LLP
Minneapolis, Minnesota

Corporate Counsel

Robins, Kaplan, Miller & Ciresi LLP
Minneapolis, Minnesota

Transfer Agent
LaSalle Bank, N.A.
135 South LaSalle Street Suite 1811
Chicago, Illinois 60603
(800) 246-5961, Option 2

Investor Information

For a change of name, address or to replace lost stock
certificates, contact Transport America’s transfer agent.
Securities analysts and investors may contact Mr. Keith
R. Klein, Chief Financial Officer, for additional
information about the Company.

Transport America: Celebrating 20 Years of Excellence

1984 A small trucking company is founded by Jim Aronson in Bloomington, Minn., with six leased tractors and 12 trailers. 1985 The company officially becomes known as Transport Corporation of America or Transport America. 1988 Transport America opens new service centers in Janesville, Wis., Allentown, Pa., Montpelier, Ohio, and Kansas City, Mo. 1990-1993 New facilities are opened in Columbus, Ohio, Toledo, Ohio, and Hartsville, S.C. 1994 Transport America goes public on the NASDAQ exchange. The corporate headquarters moves to Eagan, Minn. 1995 The Garland, Texas, facility is opened. 1996 An Atlanta facility is opened and Hartsville is moved to Bishopville, S.C. 1998 Transport America purchases North Star Transport. 1999 The company purchases Robert Hansen Trucking. Transport America is named to the Forbes 200 Hot Best Small Companies in America. 2000 The corporate headquarters moves to its current Eagan location. Transport America is named the safest carrier in the industry. 2004 and beyond

1715 Yankee Doodle Road • Eagan, MN 55121 • www.transportamerica.com